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Some lawyers at Clark, Wilson practice through law corporations.


March  15,  2001

Board  of  Directors
BusinessWay  International  Corporation
117  Gun  Avenue
Pointe-Claire,  Quebec  H9R  0X9

Dear  Sirs:

          We are counsel to BusinessWay International Corporation (the "Company"), a corporation existing under the Florida Business Corporation Act, and have assisted in the preparation of the Registration Statement of the Company on Form S-8 (the "Registration Statement") with respect to up to 2,500,000 common shares in the capital of the Company issuable pursuant to the Company's Non-Incentive Stock Option Plan (the "Plan"), and an aggregate of 1,300,000 common shares in the capital of the Company issuable pursuant to employment agreements between the Company and each of Jimmy Foussekis and John Heddo (the "Employment Agreements"). The shares issuable pursuant to the Plan and the Employment Agreements are collectively referred to in this opinion as the "Shares".

          We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined the Plan and the Employment Agreements, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have for the purposes of this opinion assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

          Based upon and subject to the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that each of the Shares to be issued by the Company pursuant to the Registration Statement, when sold and paid for pursuant to the terms of the Plan and an executed Stock Option Agreement between the Company and each optionee, or when issued to the named employees pursuant to the Employment Agreements, will be validly issued, fully paid and non-assessable.

          This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent. Yours truly,

CLARK,  WILSON
/s/ Clark, Wilson